Exhibit 3.2

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 4 ARTICLES OF AMENDMENT (SECTIONS 27 OR 177)	FORM ULAIRE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

1 — Name of the Corporation - Dénomination sociale de la société	2 — Corporation No. - No de la société
ENDOCEUTICS, INC.	437206–9

3 — The articles of the above-named corporation are amended as follows:	Les statuts de la société mentionnée cl-dessus sont modifiés de la façon sulvante :

The Articles of Incorporation of Endoceutics, Inc. dated June 20th, 2006, shall be amended as follows:

1. The restrictions regarding the transfert of shares set out in Section 4, Schedule 2 of the Articles of Incorporation of the Corporation shall be abrogated.

2. Section 5 of the Article of Incorporation of the Corporation entitled “Number (or minimum and maximum number) of Directors”, shall be amended as follows:

“The minimum number of directors shall be 3, and the maximum number of directors shall be 12”.

3. The other provisions set out in Section 7, Schedule 3 of the Article of Incorporation of the Corporation shall be abrogated and replaced by Schedule 2006-2 to these Articles of Amendment, which Schedule 2006-2 forms an integral part hereof.

Signature	Printed Name - Nom en lettres moulées	4 — Capacity of - En qualité de	5 — Tel. No. - No de tél.

	Fernand Labrie	Director	418–654–2296

FOR DEPARTMENTAL USE ONLY - A L’USAGE DU MINISTÈRE SEULEMENT

IC 3069 (2003/06)

SCHEDULE 2006-2

OTHER PROVISIONS

1.	The directors, in order to increase the number of directors within the limits prescribed by the articles, may appoint one (1) or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, to the extent that the total number of directors so appointed shall not exceed one third (1/3) of the number of directors elected at the previous annual meeting of the shareholder.

2.	The annual meeting of shareholders of the Corporation (whether or not also held as a special meeting) may be held outside Canada, in the following places:

a)	the greater metropolitan area of any following cities in the United States of America: Boston (Massachusetts), Chicago (Illinois), Dallas (Texas), Denver (Colorado), Detroit (Michigan), Houston (Texas), Los Angeles (California), Miami (Florida), New York (New York), Philadelphia (Pennsylvania), San Francisco (California), Seattle (Washington), Washington (District of Columbia);

b)	to the extent permitted by the Canada Business Corporations Act, any other city outside Canada designated from time to time by the Board of Directors of the Corporation in connection with the then next annual meeting of shareholders.